Exhibit 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
American Mobile Satellite Corporation:

We consent to the incorporation by reference into the American Mobile Satellite Corporation (AMSC) Registration Statement on Form S-3 of our report dated February 13, 1998, with respect to the combined balance sheets of ARDIS Holding Company as of December 31, 1996 and 1997, and the related combined statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the AMSC Current Report on Form 8-K dated April 15, 1998 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/  KPMG LLP
Chicago, Illinois
January 26, 1999